Exhibit 10.5

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated ______, 2016 and to be effective as of the 1st day of _________ 2016 (the “Effective Date”), is made and entered into by and between DS Healthcare Group, Inc., a Florida corporation (“DSKX”) and Photomedex, Inc., a Nevada corporation (“PHMD”).

RECITALS:

WHEREAS, pursuant to (a) an Agreement and Plan of Merger and Reorganization, dated as of February __, 2016, among the Company, PHMD Consumer Acquisition Corp., a Delaware corporation (“Merger Sub”), Radiancy, Inc., a Delaware corporation (“Radiancy”) and PHMD (the “Radiancy Merger Agreement”), and (b) a separate Agreement and Plan of Merger and Reorganization, dated as of February __, 2016, among the Company, PHMD Professional Acquisition Corp., a Delaware corporation (“PPAC”), Photomedex Technologies, Inc., a Delaware corporation (“Photo-Tech”) and PHMD (the “Photo-Tech Merger Agreement” and together with the Radiancy Merger Agreement, the “Merger Agreements”), PHMD acquired 100% of the capital stock of Radiancy and its direct and indirect Foreign Subsidiaries (the “Radiancy Group”) and 100% of the capital stock of Photo-Tech; and

WHEREAS, in connection with the transactions contemplated by the Merger Agreements, DSKX and PHMD desire that PHMD provide, or cause the individual executive officers of PHMD listed on Annex A annexed hereto, and made a part hereof (the “Executive Officers”), to provide, DSKX with certain transition services under the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties, intending to be legally bound, agree as follows:

AGREEMENTS:

ARTICLE I
PROVISION OF SERVICES

Section 1.1

General Intent.  DSKX acknowledges and understands that the PHMD Services provided hereunder are transitional in nature and are furnished by PHMD and the Executive Officers solely for the purpose of facilitating the transition of ownership and management of the Radiancy Group and Photo-Tech (collectively, the “Acquired Companies”) and the operation of the Consumer Products business described in the Radiancy Merger Agreement and the Professional Products business described in the Photo-Tech Merger Agreement (collectively, the “Businesses”) for a limited period of time after the Closing Date, as set forth herein.  DSKX will use commercially reasonable best efforts to make a transition to its own internal organization or any other third-party suppliers for the PHMD Services as promptly as practicable.

Unless otherwise expressly defined in this Agreement, all capitalized terms when used herein shall have the same meaning as they are defined in the Merger Agreements.

Section 1.2

Services to Be Provided.

(a)

PHMD Services.

During the term of this Agreement as set forth in ARTICLE III (the “Transition Period”) and on the terms and subject to the conditions of this Agreement, PHMD will provide, or cause one or more of the Executive Officers to provide, to DSKX (with respect to the Businesses) each of the services (the “PHMD Services”) described below beginning as of the Effective Date and continuing for the duration of the Transition Period.

(b)

Description of PHMD Services.  The Services to be provided by PHMD shall include guiding the executive officers of DSKX in the performance of their duties in connection with:

(i)

introducing and coordinating the duties, responsibilities and reporting obligations of executives and other management personnel of each of the Acquired Companies;

(ii)

integrating the marketing and distribution of Consumer Products and Professional Products offered and sold by the Acquired Companies with the products sold and distributed by DSKX and its existing Subsidiaries;

(iii)

consolidation of financial reporting and data integration between the Acquired Companies and DSKX and its other existing Subsidiaries.

(iv)

integrating logistics and warehouse operations among DSKX its existing operating Subsidiaries and the Acquired Companies;

(v)

coordinating public disclosures and reporting obligations under the Securities Act and the Exchange Act for each of PHMD and DSKX; and

(vi)

providing additional guidance in other areas reasonably requested by DSKX and not expressly specified above; provided, however, that PHMD shall not be obligated to provide any particular additional service if neither PHMD nor any of the Executive Officers is (at the time of the request) providing itself or the Executive Officers with the particular additional service requested; and provided further, however, that the term for providing any additional service requested shall not extend beyond the end of the 4th month following the Effective Date without the consent of DSKX.

(c)

DSKX Consulting Services.

For a period of 18 months following the date of this Agreement, DSKX shall provide to PHMD, without cost, incidental transition consulting services to allow access to former PHMD personnel moving from the PHMD payroll to the DSKX payroll to enable PHMD professionals to accurately prepare and/or audit any reports required to be filed with the IRS, State Taxation agencies or the SEC (the “DSKX Consulting Services”).

Section 1.3

Limitation.  In connection with the performance of the PHMD Services or the DSXK Consulting Services, neither PHMD nor DSKX will have any obligation to (a) upgrade, enhance or otherwise modify any computer hardware, software or network environment currently used, (b) provide any support or maintenance services for any computer hardware, software or network environment that has been upgraded, enhanced or otherwise modified from the computer hardware, software or network environment that is currently used or (c) convert from one format to another any Business data for use by DSKX or any other Person in connection with the PHMD Services, DSXK Consulting Services or otherwise.

Section 1.4

Quality, Quantity and Manner of Performance.  PHMD and DSKX shall each cause their respective executive officers or other Persons to, use, in all material respects, a substantially similar degree of care in rendering PHMD Services and DSKX Consulting Services (collectively, the “Services”) under this Agreement as they utilize, or cause their respective executive officers or other Persons to utilize in all material respects, in rendering such Services for its own and its operations.  The quality and quantity of each of the Services to be provided will be that which DSKX or PHMD may reasonably require for the operation of the Businesses in the ordinary course of business consistent in all material respects with corresponding services which were provided in connection with the operation of the Businesses prior to the Closing.  The Services are provided solely at the direction of the Parties hereto and neither DSKX nor PHMD shall be responsible or liable for the results of such Services or the business impact with respect thereto and, except as provided in this Section 1.4.  Each of PHMD and DSKX specifically disclaims any and all warranties of any kind, express or implied, arising out of or related to this Agreement.

Section 1.5

Executive Officers.  The Parties acknowledge that PHMD will provide the PHMD Services through the Executive Officers.  PHMD shall apply and pay 100% of all Fees received from DSKX under this Agreement (less reimbursement of any actual out-of-pocket expenses to be incurred by the Executive Officers and advanced by PHMD to the Executive Officers) to the Executive Officers in such amounts as among such Executive Officers as the board of directors of PHMD may determine.

ARTICLE II
FEES, BILLING AND PAYMENT

Section 2.1

Fees and Expenses.

(a)

In full consideration for the PHMD Services to be provided under this Agreement, as of the Effective Date of this Agreement and thereafter on the first Business Day of each of the three (3) additional months ending _______ 31, 2016, DSKX shall pay to PHMD the sum of $100,000, or an aggregate of Four Hundred Thousand ($400,000) Dollars over the four (4) month term of this Agreement (the “Fee”).  DSKX shall have the right (but not the obligation) to extend the four (4) month Term of this Agreement for up to two (2) additional months provided that it continues to pay to PHMD the $100,000 monthly Fee.  Notwithstanding anything to the contrary in this Agreement, PHMD shall not have any obligation to provide the PHMD Services if DSKX has not paid PHMD the monthly Fee as set forth in this Agreement.

(b)

DSKX shall also reimburse PHMD on a monthly basis for reasonable out-of-pocket expenses incurred by the Executive Officers, including travel and entertainment expenses; provided that, in no event will out-of-pocket expenses in excess of $2,500 be reimbursable to PHMD without the express written consent of the Chief Financial Officer of DSKX.

Section 2.2

Taxes.  All charges and Fees to be paid to PHMD under this Agreement are inclusive of any applicable taxes required by law to be paid in connection with the provision of the PHMD Services.  In such connection, the Parties acknowledge that PHMD is acting as an independent contractor to DSKX and each of the Executive Officers are employees only of PHMD and not of DSKX or any of its Subsidiaries.   Accordingly, DSKX will not be withholding any FICA, social security or other taxes from the Fees payable hereunder, and PHMD and the Executive Officers shall be solely responsible to pay, when due, all income, withholding, sales, use and other taxes in respect of any payments made by DSKX hereunder.

ARTICLE III
TERM AND TERMINATION

Section 3.1

Term of Agreement.  The term of this Agreement will commence on the Effective Date and will continue (unless sooner terminated pursuant to the terms hereof) for a period not to exceed four (4) months, unless extended by DSKX for up to two (2) additional months.

Section 3.2

Termination upon Breach.

(a)

DSKX may terminate this Agreement at any time, upon written notice to PHMD, in the event of a material breach of this Agreement by PHMD.  Such termination will become effective 10 days from the date of receipt of such notice unless the breach is cured, or if not able to be cured within said 10-day period, significant steps to cure have been taken by PHMD within that period.

(b)

PHMD may terminate this Agreement at any time, upon written notice to DSKX, in the event of a material breach of this Agreement by DSKX.  Such termination will become effective 10 days from the date of receipt of such notice unless the breach is cured or if not able to be cured within said 10-day period, significant steps to cure have been taken by DSKX within that period; provided, however, that if such breach relates to the non-payment by DSKX of any fees or expenses under ARTICLE II, then termination under this Section 3.2(b) will be effective 10 days from the date of receipt of such notice unless all then due and unpaid fees or expenses have been paid in full within such 10-day period.

ARTICLE IV
ADDITIONAL AGREEMENTS

Section 4.1

Title to Equipment; Management and Control.

(a)

All procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by PHMD and any of its executive officers (other than assets of DSKX or Business Assets of the Acquired Companies) in connection with the provision of Services hereunder (collectively, the “Equipment”) which are the property of PHMD or its executive officers will remain the property of PHMD and its executive officers and, except as otherwise provided in this Agreement, will at all times be under the sole direction and control of PHMD and its executive officers.

(b)

Except as otherwise provided in this Agreement, and subject to PHMD providing, or causing the providing of, Services in accordance with this Agreement, management of, and control over, the provision of the PHMD Services will reside solely with PHMD.

Section 4.2

Limitation of Liability; Indemnity.

(a)

Neither party nor any of its respective executive officers will be liable to the other party or any third party for any special, punitive, consequential, incidental or exemplary damages, or for any damages based on or related to lost or anticipated revenues or profits relating to the same or losses upon a multiple of earnings or attorneys’ fees) arising from any claim of any kind relating to this Agreement or any of the Services to be provided hereunder or the performance of or failure to perform such party’s obligations under this Agreement, whether such claim is based on warranty, contract, tort (including negligence or strict liability), indemnity strict liability or otherwise, and regardless of whether such damages are foreseeable or an authorized representative of such party is advised of the possibility or likelihood of such damages.  In addition, neither PHMD nor DSXK nor any of their executive officers or other employees, professional, officers or directors will be liable to the other Party hereto or any third party, for any direct damages arising from any claim relating to this Agreement or any of the Services to be provided hereunder or PHMD’s or DSKX’s performance of or failure to perform its obligations under this Agreement.  In addition to the limitations set forth in this Section 4.2, the total aggregate amount of PHMD’s liability for any and all claims of any kind, whether such any such claim is based on warranty, contract, tort (including negligence or strict liability), indemnity strict liability or otherwise, and regardless of whether such damages are foreseeable or an authorized representative of such party is advised of the possibility or likelihood of such damages, or for any damage arising out of or in connection with this Agreement, or resulting from the PHMD Services, or from the performance or non-performance or breach of this Agreement or a breach related to the PHMD Services, shall in no case exceed the amount of the aggregate Fees previously paid by DSKX hereunder.

(b)

Subject to the terms and conditions set forth in this Section 4.2, DSKX will indemnify PHMD and each of its executive officers against all Damages attributable to any third-party claims arising from or relating to the provision of PHMD Services under this Agreement to the extent that such Damages arise from the gross negligence or willful misconduct of DSKX, any of its officers or any of its or their respective employees, professionals, officers or directors.

(c)

Subject to the terms and conditions set forth in this Section 4.2, PHMD will indemnify DSKX and each of its executive officers against all Damages attributable to any third-party claims arising from or relating to the provision of DSKX Consulting Services under this Agreement to the extent that such Damages arise from the gross negligence or willful misconduct of PHMD, any of its executive officers or any of its or their respective employees, officers or directors.

(d)

All claims for indemnification pursuant to this Section 4.3 will be made in accordance with the procedures set forth the Merger Agreements.

Section 4.3

Acknowledgment by Parties.  Each Party is an informed and sophisticated buyer, and has engaged expert advisors, experienced in matters that are the subject of this Agreement.  Each Party acknowledges and agrees that it understands the limitations of liability set forth in this Agreement and the limitations of the other Party’s obligations set forth in this Agreement.

ARTICLE V
MISCELLANEOUS

Section 5.1

Relationship of Parties.  Except as specifically provided in this Agreement, neither party will (a) act or represent or hold itself out as having authority to act as an agent or partner of the other party, or (b) bind or commit in any way the other party to any obligations or agreement.  Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement.  The parties’ respective rights and obligations hereunder will be limited to the contractual rights and obligations expressly set forth in this Agreement on the terms and conditions set forth in this Agreement.

Section 5.2

Notices.  Any notice or other communications required or permitted under this Agreement will be sufficiently given if delivered in person, transmitted by facsimile, or sent by registered or certified mail, postage prepaid, or recognized overnight courier service addressed as provided in the Merger Agreements, or to such other addresses or numbers and/or addressee as are furnished in writing by either party, and such notice or communication will be deemed to have been given (i) as of the date so personally delivered or transmitted via facsimile, (ii) on the third Business Day after the mailing thereof or (iii) on the first Business Day after delivery by recognized overnight courier service.

Section 5.3

Governing Law; Consent to Exclusive Jurisdiction.  The interpretation and construction of this Agreement, and all matters relating to this Agreement, will be governed by the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York without giving effect to any conflict of law provisions thereof.  Each of the parties agrees that any legal action or proceeding with respect to this Agreement may be brought in the federal and state courts located in the State of New York, and, by execution and delivery of this Agreement, each party to this Agreement irrevocably submits itself in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement.  Each of the parties irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence.  Each party consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address (set forth in Section 5.2) below its name and agrees that such service upon receipt will constitute good and sufficient service of process or notice thereof.  Nothing in this paragraph will affect or eliminate any right to serve process in any other manner permitted by law.

Section 5.4

WAIVER OF JURY TRIAL.  THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY TO THIS AGREEMENT AGAINST THE OTHER PARTY TO THIS AGREEMENT WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO THIS AGREEMENT OR ANY PORTION OF THIS AGREEMENT, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTIOUS OR OTHER THEORIES OF LIABILITY.  EACH PARTY REPRESENTS THAT IT HAS CONSULTED WITH COUNSEL REGARDING THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF ITS RIGHT TO A JURY TRIAL.

Section 5.5

Recovery of Fees by Prevailing Party.  In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the party which does not prevail in such litigation, as determined by the court in a final judgment or decree, shall pay to the prevailing party all costs, expenses and attorneys’ fees incurred by the prevailing party, including such costs, expenses and fees of any appeals.  If the prevailing party shall recover judgment in any action or proceeding, its costs, expenses and attorneys’ fees shall be included as part of such judgment.

Section 5.6

Entire Agreement; Amendment.  This Agreement (which includes Annex A and Annex B), constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including the Merger Agreements and Exhibit C to the Merger Agreements.  Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties at any time with respect to any of the terms contained herein.  Each party to this Agreement hereby acknowledges that it has not relied on any promise, representation or warranty that is not set forth in this Agreement.

Section 5.7

Parties in Interest.  This Agreement may not be transferred, assigned, pledged or hypothecated by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 5.8

Interpretation.  The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation”.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  All references to “$” or “dollars” are to U.S. dollars, and all amounts to be calculated or paid under this Agreement will be in U.S. dollars.

Section 5.9

Third-Party Beneficiaries.  Each party intends that this Agreement will not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto; provided, however, that notwithstanding this Section 5.9, the provisions of Section 4.2 will inure to the benefit of the Persons identified therein, and may be enforced by such Persons and their respective heirs and personal representatives.

Section 5.10

Annex.  Annex A is incorporated in, and made a part of, this Agreement.

Section 5.11

Severability.  If any term, provision, covenant or restriction of this Agreement is held by a Governmental Authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

Section 5.12

Waiver.  Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 5.13

Force Majeure.  No liability shall result from any delay or failure in performance by either party resulting from any cause, condition or event beyond the reasonable control of the party affected, including acts of God, fire, flood, war, government action, accident, labor trouble or shortage, or inability to obtain material, utilities, equipment, energy or transportation (each a “Force Majeure Event”).  Either party claiming the benefit of this Section 5.13 shall promptly notify the other party in writing upon learning of the occurrence of any Force Majeure Event and upon such notice the affected provisions and/or other requirements of this Agreement shall be suspended or reduced by an amount consistent with reductions made to the other operations of such party that are also affected by such Force Majeure Event during the period of such disability.  Upon the cessation of such Force Majeure Event, PHMD will use its commercially reasonable best efforts to resume its performance of the PHMD Services hereunder as soon as practicable following the Force Majeure Event, and, in any event, within 15 days of giving notice to DSKX of such Force Majeure Event.  If the Force Majeure Event continues to have effect for a period of more than 15 days, the party not claiming relief under this Section 5.13 shall have the right to terminate the PHMD Services affected by such Force Majeure Event immediately upon written notice of such termination to the other party.

Section 5.14

Counterparts.  This Agreement may be executed in counterparts and multiple originals, each of which will be deemed an original, and all of which taken together will be considered one and the same agreement.

[Remainder of this Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Transition Services Agreement to be duly executed as of the date first written above.

DS HEALTHCARE GROUP, INC.

By:
	Name:	Renee Barch-Niles
	Title:	CEO

PHOTOMEDEX, INC.

By:
	Name:	Dennis McGrath
	Title:	President

Annex A to Transition Services Agreement

Names of PHMD Executive Officers Providing Services

Dolev Rafaeli

Dennis McGrath

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